Exhibit 5.1

111 Congress Avenue, Suite 1700 Austin, Texas 78701 512.320.9200 Phone 512.320.9292 Fax andrewskurth.com

July 8, 2013

Crossroads Systems, Inc. 1100 North Mopac Expressway Austin, TX 78759

Re:	Registration Statement No. 333-188549; 7,781,115 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Crossroads Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale by the selling stockholders named in the Registration Statement of up to an aggregate of: (i) 639,621 shares of Common Stock, par value $0.001 per share (the “Common Shares”), of the Company; (ii) 4,231,154 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of the shares of 5.0% Series F Convertible Preferred Stock (“Convertible Preferred Stock”); (ii) 2,282,753 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”); and (iv) up to 627,587 shares of Common Stock that may be issuable by the Company as a stock dividend payable on the Convertible Preferred Stock (the “Dividend Shares” and, together with the Common Shares, the Conversion Shares and the Warrant Shares, the “Shares”).

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Sixth Amended and Restated Certificate of Incorporation of the Company, as amended to date; (c) the Certificate of Designation of 5.0% Series F Convertible Preferred Stock of the Company (the “Certificate of Designation”); (d) the Bylaws of the Company, as amended to date; (e) certain resolutions of the Board of Directors of the Company; and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

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July 8, 2013

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

We have further assumed that (i) the Company will maintain an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance of the Warrant Shares pursuant to the Warrants and the Conversion Shares and Dividend Shares pursuant to the terms of the Convertible Preferred Stock and (ii) all relevant corporate actions heretofore taken by the Company and its Board of Directors with respect to the authorization of the issuance of the Warrant Shares and the Conversion Shares remain in full force and effect after the date hereof.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and the federal laws of the United States of America. For purposes of this opinion, we assume that the Shares were, or will be, as applicable, issued in compliance with all applicable state securities or blue sky laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(1)         the Common Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and nonassessable.

(2)         the Conversion Shares have been duly authorized by all necessary corporate action of the Company, and when the Conversion Shares shall have been issued upon conversion of the Convertible Preferred Stock in accordance with the Certificate of Designation, the Conversion Shares will be validly issued, fully paid and nonassessable.

(3)         the Warrant Shares have been duly authorized by all necessary corporate action of the Company and, when issued and paid for in accordance with the terms and conditions of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable; and

(4)         when (i) the issuance of the Dividend Shares has been duly authorized by all necessary corporate action of the Company and (ii) the Dividend Shares have been issued in accordance with the terms of the Certificate of Designation, the Dividend Shares will be validly issued, fully paid and non-assessable.

July 8, 2013

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Andrews Kurth LLP